Exhibit 10.1

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of May 3, 2004 by and between NYMEX HOLDINGS, INC. and NEW YORK MERCANTILE EXCHANGE, INC. each having its principal place of business at One North End Avenue, New York, New York 10282 (collectively, the “Company”), and Sean Keating (the “Employee”) an individual residing at 139 Woods End, Basking Ridge NJ 07920

          WHEREAS, the parties wish to state the terms on which the Employee is employed by the Company;

          NOW, THEREFORE, in consideration of the mutual covenants, representations and acknowledgements contained in this Agreement, the parties agree as follows:

     1. Term. Subject to a six (6) month probationary period (the “Probationary Period”), the Company hereby employs the Employee, and the Employee hereby accepts such employment, for a term commencing on May 3, 2004 and ending on May 3, 2007, unless sooner terminated in accordance with the provision of Section 4 or Section 5 (the “Initial Term”). There shall be no extension of this Agreement other than by written instrument executed by both parties hereto. If Company seeks to extend the Agreement, Company and Employee shall make good faith efforts to negotiate an extension of this Agreement no later than sixty (60) days prior to the expiration of the Initial Term. Any such renewal of this Agreement shall be referred to herein as an “Extension Term”. The period during which the Employee is employed hereunder, including the Initial Term and any Extension Term, shall be hereinafter referred to as the (“Term”).

     2. Duties. During the Term, the Employee shall be employed by the Company in the position of Senior Vice President/ Clearing Department and, as such, the Employee shall faithfully perform for the Company the duties of said office and shall perform such other duties, as shall be specified and designated from time to time by the Company. In the performance of his duties, Employee shall have reporting obligation to the President of the Company or his designee. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder. The Employee shall conduct duties primarily from New York City, New York. The Company acknowledges that Employee’s title and position of Senior Vice President/Clearing Department shall be an officer position pursuant to the by-laws of the Company.

     3. Compensation.

          3.1 Salary. The Company shall pay the Employee during the Term a salary at the rate of $225,000 per year (the “Annual Salary”). The Employee’s salary will be reviewed at such times and in such manner as reviews given to employees in similar positions as the Employee.

          3.2 Bonus. In addition to the Annual Salary for each calendar year ending during the Term of this Agreement, the Employee will be eligible to receive an annual bonus (the “Annual Bonus”) in the sole discretion of the Company. Any such bonus shall be paid at such times and in such manner as bonuses given to employees in similar positions as the Employee.

          3.3 Benefits.

(a) The Employee shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs, and similar benefits that may be available to other employees of the Company (in similar officer positions) generally on the same terms as such other employees, in each case to the extent that the Employee is eligible under the terms of such plans or programs. The Employee shall be entitled to four (4) weeks paid vacation per calendar year in accordance with Company policy.

(b) The Company shall provide Employee a maximum payment of $2000 per year toward the cost of term life insurance coverage to be obtained by the Employee (providing for payments in the event of Employee’s death to the beneficiaries named by the Employee of $1,000,000.) payable when the Employee provides satisfactory evidence of such coverage and the cost thereof.

(c) If and when the Company completes an initial public offering or private placement of its equity securities, the Employee shall be granted an option (the “Option”) subject to such terms and conditions as may be determined by the Board of Directors in its sole discretion, which shall be comparable to the provisions of options granted, if any, to other officers and executives of the Company of comparable position. The Employee acknowledges that an initial public offering (or private placement) might not be completed, and the Company has not promised that either in fact will occur. The Company reserves the right to change its plans in this regard at any time and will incur no liability to the Employee if it does so.

          3.4 Expenses. During the Term hereof, the Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by him in performing his duties hereunder in accordance with the policies and procedures of the Company.

     4. Termination upon Death or Disability. If the Employee dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Employee shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Employee by virtue of ill health or other disability is unable (including with reasonable accommodation) to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period the Company shall have the right to the extent permitted by law, to terminate the employment of the Employee upon notice in writing to the Employee. Upon termination of employment due to death or disability, in addition to any insurance benefits that may be payable, the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination). Nothing herein shall prevent or limit the Employee’s continuing or future participation in or coverage under any disability, health, salary continuation or other benefit plans or policies provided or maintained by the Company in accordance with Company’ policy and applicable law.

     5. Certain Terminations of Employment.

          5.1 Termination for Cause;

(a)	For purposes of this Agreement, “Cause” shall mean the Employee’s:

(i)	commission of a felony, or commission of any other crime that involves dishonesty or breach of trust, or moral turpitude;

(ii)	violation involving dishonesty, breach of trust or bad faith of any statute, regulation or rule in the areas of commodities or securities regulation

(iii)	deliberate misconduct, willful dereliction of duty, fraud, misappropriation or embezzlement;

(iv)	failure to devote substantially all of his business time and efforts to the Company and failure to cure such breach within ten business days following the Employee’s receipt of written notice from the Company specifying such breach;

(v)	breach of any of the provisions of Section 6; or

(vi)	any other breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten business days following the Employee’s receipt of written notice from the Company specifying such breach.

          (b) The Company may terminate the Employee’s employment hereunder for Cause at anytime by delivering to the Employee a written termination notice specifying in detail the grounds for termination.

          (c) In addition, the Company may terminate the Employee’s employment for any reason at any time subject to the provisions in 5.1(f).

          (d) The Employee may terminate his employment for Good Reason on at least 10 business days’ written notice given to the Company. For purposes of this Agreement, “Good Reason” shall mean:

          A breach by the Company in any material respect of the terms of this Agreement and failure to cure such breach within ten (10) business days following the Company’s receipt of written notice from the Employee specifying such breach, or the relocation of the Company’s principal executive offices (and the Employee’s workplace) outside of the New York City metropolitan area.

          (e) If the Company terminates the Employee for Cause, (i) the Employee shall be entitled to receive Annual Salary, and other benefits (but, in all events, and without increasing the Employee’s rights under any other provision hereof,) earned and accrued under this Agreement prior to the termination of employment, including, a pro rata share of any Annual Bonus granted prior thereto (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii), the Employee shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

          (f) If the Company terminates the Employee for reasons other than Cause or the Employee terminates his employment for Good Reason, the Employee shall be entitled to receive within ten (10) business days following the date of termination: (i) a lump sum payment in the aggregate amount of any unpaid portions of Annual Salary and Annual Bonus, accrued prior to the termination date and remaining through the Initial Term or any Extension Term, as the case may be, that would have been paid had termination of the Agreement not occurred, it being agreed that remaining unpaid portions of Annual Salary and Annual Bonus through the Initial Term or any Extension Term shall be accelerated provided, however, that in no case shall Employee be paid more than 100% of his Annual Salary plus any unpaid Annual Bonus granted prior to such termination and (ii) and any other benefits (including, without limitation, all group health, disability, life insurance, pension and other benefits that may be available to the Employee after his termination date in accordance with Company policy and applicable law) provided further, however, that notwithstanding anything to the contrary if Employee terminates his employment with Company or his employment is terminated by Company for any reason during the Probationary Period the provisions of paragraph 5 (e) above shall apply.

          (g) If the Company elects not to renew this Agreement, the Employee will be entitled to receive a severance payment of 50% of Employee’s Annual Salary upon Employee’s execution of Company’s standard Agreement and Release of any and all claims against the Company.

     6. Covenants of the Employee.

          6.1 Covenant Against Competition; Other Covenants. The Employee acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6, its successors and assigns, any holding or parent company and the direct and indirect subsidiaries of the Company, its successors and assigns and any such holding or parent company) is the operation of an exchange for the trading of futures and options contracts, risk management or other derivative instruments on commodities in the energy and metals sectors (such business, together with the trading of any other futures or options contracts that may in the future during the pendency of Employee’s employment be listed by the Company or any entity that is then an affiliate of the Company, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of entities that have developed such a Business; (iii) the Company’s Business is, in part, national in scope; (iv) the Employee’s work for the Company will give him access to certain confidential, proprietary information of the Company; (v) the covenants and agreements of the Employee contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Employee covenants and agrees that:

     (a) The Employee covenants and agrees that during the term of his employment or if he leaves the employ of the Company during the applicable Restricted Period (as hereinafter defined) he shall not in the continental United States, directly or indirectly, (i) engage in any material element of the Business, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any material element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Employee may invest in securities of any entity, solely for investment purposes and without participating directly in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Employee is not a controlling person of, or a member of a group which controls, such entity and (C) the Employee does not, directly or indirectly, own 1% or more of any class of securities of such entity. As used in this Agreement, the “Restricted Period” means the period beginning on the date of this Agreement and ending (x) if the Employee’s employment is terminated by the Company for Cause or during the Probationary Period, six months after the date of termination; and (y) if the employment is terminated voluntarily by him, by Employee for Good Reason or if the employment is terminated by the Company without Cause, one year after the date of termination.

     (b) The Employee shall keep secret and retain in strictest of confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Employee heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

     (c) During the Restricted Period, the Employee shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Employee or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the six-month period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates. During the Restricted Period, the Employee will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates. During the Restricted Period, the Employee shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the business or reputation of the Company or any of its affiliates, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

     (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Employee or made available to the Employee concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Employee’s termination of employment, shall be immediately returned to the Company.

          6.2 Rights and Remedies upon Breach.

               The Employee acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and harm for which money damages would not provide an adequate remedy. Therefore, if the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and it affiliates under law or in equity (including, without limitation, the recovery of damages):

          (i) The right and remedy to have the Restrictive Covenants specifically enforced (without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to any entry against the Employee of restraining orders and injunction (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

          (ii) The right and remedy to require the Employee to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the proximate result of any actions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

          (iii) The Employee agrees that in any action seeking specific performances or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Employee, whether predicated on this Agreement or otherwise, shall not limit the Company’s right to enforce the Restrictive Covenants.

     7. Discoveries and Works.

          (a) All Discoveries and Works made or conceived by Employee during his employment by Company, solely, jointly or with others, that relate to the Company’s Business (as defined in Section 6.1) shall be owned by Company. The term “Discoveries and Works” includes by way of example but without limitation, trade secrets and Confidential Company Information, trade and service mark registrations and applications, patents and patent applications, trade names, copyrights and copyright registrations and applications. The Employee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by Company, as the case may be, to evidence or better assure title to Discoveries and Works in Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Company, (c) assist Company in obtaining or maintaining for itself at its own expense United States and foreign patents, trade mark and service mark registrations, copyrights, trade secret protection or other protection of any and all Discoveries and Works, including, but not limited to, executing all papers deemed necessary by Company for filing such applications, prosecuting them and assigning to Employer all his rights to said Discoveries and Works, and (d) promptly execute, whether during his employment with Company or thereafter, all applications or other endorsements necessary or appropriate to protect the title of Company thereto, including but not limited to assignments of such rights. Any Discoveries and Works which, within six (6) months after the expiration or termination of the Employee’s employment with Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Employee and which pertain to the business carried on or products or services being sold or delivered by Company at the time of such termination shall, as between the Employee and Company, be presumed to have been made during the Employee’s employment by Company. The Employee acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended 17 U.S.C. Sect. 101. Notwithstanding the foregoing, Employee agrees that, to the extent, if any, that Employee may be deemed an “author” and/or to have any ownership interest in and to the Discoveries and Works, Employee hereby grants and assigns to the Company, exclusively, perpetually and throughout the universe, all exclusive rights, title and interest in and to the Discoveries and Works or any portions thereof, including, but not limited to, all the exclusive rights of a copyright owner as specified in 17 U.S.C. Section 106. Company agrees that if it does not desire a Discovery or Work made by the Employee it will give the Employee, at his request, a statement to such effect signed by one of Company’s officers. The decision as to whether to file any patent, copyright, trademark or other similar applications or registrations relating to the Discoveries and Works shall be within the Company’s sole discretion. The Employee will not file any patent, copyright, trademark or similar application or registration relating to the Discoveries and Works without first obtaining an express written release from an officer of the Company.

     7A. Employee has represented and hereby represents and warrants to the Company that the execution, delivery and performance by Employee of this Agreement does not conflict with or result in a violation of, a breach of, or constitute a default under any contract, agreement or understanding, whether oral or written, to which Employee is a party or of which Employee is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

     8. Other Provisions.

          8.1 Severability. The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          8.2 Duration and Scope of Covenants. If any court or other decision- maker of competent jurisdiction determines that any of the Employee’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          8.3 Enforceability; Jurisdiction; Attorney’s Fees. The Company and the Employee intend to and hereby consent and confer jurisdiction to enforce this Agreement, including but not limited to the Restrictive Covenants set forth in Section 6, on any Federal or State court sitting in the State of New York. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants) and that all proceedings shall take place and be litigated in the State of New York.

          8.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to: New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282 Attention: General Counsel

(ii)	If to the Employee, to him at: 139 Woods End Basking Ridge, New Jersey 07920

Any such person may by notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

          8.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

          8.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

          8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

          8.8 Assignment. This Agreement and the Employee’s rights and obligations hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, or any transaction resulting in the sale of fifty percent (50%) or more of the outstanding common stock of the Company, whether by merger, consolidation, initial public offering, or otherwise (together referred to herein as a “Change in Control”), the Company may assign this Agreement and its rights hereunder.

          8.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

          8.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

          8.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof, each signed by one of the parties hereto.

          8.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6,7, 7A, 8.1, 8.2, 8.3, 8.5, 8.7 and 8.9 and the other provisions of this Section 8 (to the extent necessary to effectuate the survival of Sections 6, 7, 7A, 8.1,8.2, 8.3, 8.5, 8.7 and 8.9), shall survive termination of this Agreement, and any termination of the Employee’s employment hereunder.

          8.13 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

          8.14 Costs of Litigation. In any legal proceeding brought for enforcement or interpretation of this Agreement, the prevailing party, in addition to any other remedies available to it, shall be entitled to recover from the other party its reasonable legal fees and expenses incurred in the proceeding, and the costs of investigation and preparation.

          8.15 No Mitigation; No Offset. In the event of any termination of the Employee’s employment under this Agreement, except in the case of Employee’s termination for Cause or during the Probationary Period, whether by the Company or the Employee, the Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due to the Employee under this Agreement on account of any remuneration attributable to any subsequent employment income or any other income that the Employment may earn or receive from whatever source.

     IN WITNESS THEREOF, the parties hereto have signed their names as of the day and year first written.

NEW YORK MERCANTILE EXCHANGE, INC.
By:	/s/ MITCHELL STEINHAUSE
	Name:	Mitchell Steinhause
	Title:	Chairman

NYMEX HOLDINGS, INC.
By:	/s/ MITCHELL STEINHAUSE
	Name:	Mitchell Steinhause
	Title:	Chairman

EMPLOYEE
By:	/s/ SEAN KEATING
	Name:	Sean Keating